CERTIFICATE OF AMENDMENT
                                     TO THE
                              CERTIFICATE OF TRUST
                                       OF
                          GLOBAL HIGH INCOME PORTFOLIO

      This Certificate of Amendment to the Certificate of Trust of Global High Income Portfolio ("Trust"), a business trust registered under the Investment Company Act of 1940, as amended, is being duly executed and filed on behalf of the Trust by the undersigned, a trustee of the Trust, to amend the name of the Trust pursuant to the Delaware Business Trust Act (12 DEL. C. ss. 3801 eT Seq.). The Trust's Certificate of Trust was filed in the Office of the Secretary of State of the State of Delaware on May 7, 1998.

                                    ARTICLE I
                                    ---------

      The name of the Trust is hereby changed from "Global High Income Portfolio" to "Emerging Markets Debt Portfolio." Article I of the Certificate of Trust is hereby amended to read as follows:

            The name of the business trust formed hereby is "Emerging Markets Debt Portfolio" (the "Trust").

                                   ARTICLE II
                                   ----------

      This Certificate of Amendment shall become effective on September 8, 1998.

                                   ARTICLE III
                                   -----------

      The Trust Instrument relating to the Trust provides for the issuance of one or more series of shares of beneficial interest in the Trust. Separate and distinct records shall be maintained by the Trust for each series and the assets associated solely with any such series shall be held and accounted for separately from the assets of the Trust associated solely with any other series. As provided in the Trust Instrument, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series shall be enforceable against the assets of such series only, and not against the assets of the Trust generally.


      IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of the Certificate of Trust of Global High Income Portfolio as of this 1st day of September, 1998.




                                         /s/ Robert H. Graham
                                         --------------------
                                         Robert H. Graham, as Trustee